RESIGNATION AS OFFICER AND DIRECTOR OF CIRCUIT SOURCE INTERNATIONAL, INC.


March 12, 2001

Circuit Source International, Inc.
10245 E. Via Linda, Suite 220
Scottsdale, AZ  85258-5317

Attention: Corporate Officer/Board of Directors of
           Circuit Source International, Inc

Gentlemen:

     Pursuant to the Agreement and Plan of Reorganization, I hereby tender my resignation as an Officer and Director of Circuit Source International, Inc. effective immediately.

                                   Sincerely,

                                   /s/ Edmond L. Lonergan